Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three and Nine Months Ended September 30, 2019

HOUSTON, Texas – October 24, 2019 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2019.  The Company reported a net loss of $262 million, or $1.31 per share, for the third quarter of 2019, compared to a net loss of $75.0 million, or $0.34 per share, for the quarter ended September 30, 2018.  Excluding charges discussed below, the majority of which were non-cash, the net loss for the third quarter of 2019 would have been $52.9 million, or $0.27 per share.  Revenues for the third quarter of 2019 were $598 million, compared to $867 million for the third quarter of 2018.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We exceeded our expectation for cash flow generation during the third quarter.   We reduced our capital expenditures and, excluding charges discussed below, Adjusted EBITDA for the third quarter exceeded capital expenditures by $74.9 million.  During the third quarter, we also reduced debt by $150 million, repurchased $75 million of our shares, and paid dividends totaling $7.8 million.”

For the nine months ended September 30, 2019, the Company reported a net loss of $340 million, or $1.65 per share, compared to a net loss of $120 million, or $0.55 per share, for the nine months ended September 30, 2018.  Revenues for the nine months ended September 30, 2019, were $2.0 billion, compared to $2.5 billion for the same period in 2018.

Financial results for the three and nine months ended September 30, 2019, include pre-tax charges totaling $260 million ($209 million after-tax or $1.05 per share).  These charges include asset impairment charges of $203 million primarily in our drilling and pressure pumping segments, $17.8 million of goodwill impairment charges at our Current Power and Great Plains Oilfield Rental businesses, $17.0 million primarily related to the write-off of inventory at MS Directional, $14.6 million related to inventory write-offs and severance at our Warrior Rig Technologies business, and $8.2 million related to the early repayment of debt.  The financial results for the nine months ended September 30, 2019 also include charges in the second quarter, which included a $12.7 million charge to reduce the carrying value on our balance sheet of a deposit placed in 2017 on future sand purchases and $3.6 million of bad debt expense.

During the third quarter, the Company spent $75.0 million to repurchase 8.2 million shares, which brings the total repurchases through the first three quarters of 2019 to $225 million for 20.0 million shares under the Company’s share repurchase program.  At September 30, 2019, $175 million remained under the Company’s share repurchase authorization.

Mr. Hendricks added, “As expected, operators slowed spending levels during the third quarter, which negatively impacted activity levels for both drilling and pressure pumping.  However, our rig count in the third quarter of 142 rigs was in line with our expectation.  We expect our rig count will stabilize near current levels and average 126 rigs for the fourth quarter, with some increase in the first quarter as operator budgets reset in 2020.

“Average rig revenue per operating day and average rig margin per day were $24,240 and $9,790, respectively, for the third quarter, both of which include the benefit of approximately $480 per operating day from $6.3 million of revenue from early contract terminations.  Average rig direct operating cost per operating day increased during the third quarter to $14,440 from $14,030 in the second quarter due to lower fixed cost absorption, and increases in items such as workers’ compensation and medical insurance.  We expect these additional insurance costs will not repeat in the fourth quarter.

“During the third quarter, we incurred pre-tax, non-cash impairment charges in the contract drilling segment of $173 million related to the retirement of 36 legacy non-APEX® rigs and certain other drilling assets.  Given current market conditions combined with strong customer demand for super-spec drilling rigs, we believe the 36 rigs that were retired had limited commercial opportunity.  Our current, total rig fleet of 216 rigs includes 198 APEX® rigs of which we consider 150 to be super-spec rigs.

“As of September 30, 2019, we had term contracts for drilling rigs providing for approximately $645 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 73 rigs operating under term contracts during the fourth quarter, and an average of 55 rigs operating under term contracts during the 12 months ending September 30, 2020.

“In pressure pumping, lower activity levels and increased pricing pressure negatively impacted third quarter results.  Pressure pumping revenues for the third quarter were $209 million compared to $251 million in the second quarter, and gross profit was $32.3 million in the third quarter compared to $44.9 million in the second quarter.  We ended the third quarter with 14 active spreads, and we idled another spread early in the fourth quarter.  As pressure pumping activity is expected to fall further in the fourth quarter, we will continue to evaluate the economics of working versus idling spreads on a spread-by-spread basis.

“During the third quarter, we incurred pre-tax, non-cash impairment charges in the pressure pumping segment of $20.5 million related to the retirement of approximately 300,000 horsepower.  During the third quarter, we undertook a thorough process to evaluate the economic opportunity for our fleet and concluded that in the current market the cost to reactivate this retired equipment would be prohibitive.  Any components from this retired equipment with remaining value will be used as parts to support our active equipment.

“In directional drilling, revenues for the third quarter were $47.0 million compared to $50.2 million in the second quarter.  We had a negative gross margin of $9.2 million in the third quarter, which included the impact of a $17.0 million pre-tax, non-cash charge primarily related to the write-off of inventory.

“In our Warrior Rig Technologies business, we implemented several cost cutting initiatives during the third quarter.  These initiatives included the transition away from our engineering and manufacturing efforts in Calgary, which resulted in a $12.4 million pre-tax, non-cash charge related to the write-off of inventory and $2.2 million for severance.

Mr. Hendricks concluded, “Despite some primarily non-cash accounting charges during the third quarter, we generated strong cash flow.  We reduced our third quarter capex to only $68.0 million from $96.9 million in the second quarter, and we now expect capital expenditures of approximately $350 million in 2019, down from our prior estimate of $400 million.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We remained disciplined with our capital allocation during the third quarter, and our strong financial position allowed us to focus on debt reduction and share repurchases.  During the third quarter, we reduced debt by $150 million, repurchased $75 million of our common stock, and paid dividends totaling $7.8 million.  Since the beginning of 2019, we have used our strong cash flow to repurchase 20.0 million shares or 9.4% of the shares outstanding at the beginning of the year, and our net debt to total capital ratio was only 21.6% at the end of the third quarter.

“Given our current public market equity valuation, our cash balance and expected future cash flow generation, we will likely allocate additional capital to both share repurchases and debt repayment,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.04 per share, payable on December 19, 2019, to holders of record as of December 5, 2019.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended September 30, 2019, is scheduled for today, October 24, 2019, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 9373879.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; and anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUES	$598,452	$867,478	$1,978,388	$2,531,060
COSTS AND EXPENSES:
Direct operating costs	453,214	634,058	1,410,182	1,844,802
Depreciation, depletion, amortization and impairment	400,764	281,652	823,862	703,928
Impairment of goodwill	17,800	—	17,800	—
Selling, general and administrative	34,231	32,820	101,680	101,300
Provision for bad debts	—	—	3,594	—
Merger and integration expenses	—	—	—	2,738
Other operating expenses (income), net	(252)	(771)	83	(10,321)

Total costs and expenses	905,757	947,759	2,357,201	2,642,447

OPERATING LOSS	(307,305)	(80,281)	(378,813)	(111,387)

OTHER INCOME (EXPENSE):
Interest income	1,693	817	4,481	4,600
Interest expense, net of amount capitalized	(20,739)	(12,376)	(47,021)	(38,668)
Other	119	281	328	666

Total other expense	(18,927)	(11,278)	(42,212)	(33,402)

LOSS BEFORE INCOME TAXES	(326,232)	(91,559)	(421,025)	(144,789)
INCOME TAX BENEFIT	(64,513)	(16,517)	(81,245)	(24,617)

NET LOSS	$(261,719)	$(75,042)	$(339,780)	$(120,172)

NET LOSS PER COMMON SHARE:
Basic	$(1.31)	$(0.34)	$(1.65)	$(0.55)
Diluted	$(1.31)	$(0.34)	$(1.65)	$(0.55)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	199,343	218,059	206,191	219,635
Diluted	199,343	218,059	206,191	219,635
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.04	$0.12	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Contract Drilling:
Revenues	$317,035	$365,280	$1,037,565	$1,043,005
Direct operating costs	$188,934	$226,373	$609,928	$656,630
Margin (1)	$128,101	$138,907	$427,637	$386,375
Selling, general and administrative	$1,510	$1,632	$4,616	$4,599
Depreciation, amortization and impairment	$296,119	$179,979	$554,838	$441,834
Operating loss	$(169,528)	$(42,704)	$(131,817)	$(60,058)

Operating days – United States	13,054	16,312	43,036	47,239
Operating days – Canada	27	82	217	371
Operating days – Total	13,081	16,394	43,253	47,610

Average revenue per operating day – United States	$24.25	$22.30	$24.02	$21.94
Average direct operating costs per operating day – United States	$14.40	$13.78	$14.07	$13.76
Average margin per operating day – United States (1)	$9.85	$8.52	$9.95	$8.18
Average rigs operating – United States	142	177	158	173

Average revenue per operating day – Canada	$17.67	$18.93	$18.16	$17.98
Average direct operating costs per operating day – Canada	$35.07	$18.87	$20.65	$17.86
Average margin per operating day – Canada (1)	$(17.41)	$0.06	$(2.49)	$0.12
Average rigs operating – Canada	0	1	1	1

Average revenue per operating day – Total	$24.24	$22.28	$23.99	$21.91
Average direct operating costs per operating day – Total	$14.44	$13.81	$14.10	$13.79
Average margin per operating day – Total (1)	$9.79	$8.47	$9.89	$8.12
Average rigs operating – Total	142	178	158	174
Capital expenditures	$34,752	$103,295	$158,141	$299,637

Pressure Pumping:
Revenues	$208,637	$421,606	$707,246	$1,253,693
Direct operating costs	$176,306	$342,498	$585,191	$1,006,353
Margin (2)	$32,331	$79,108	$122,055	$247,340
Selling, general and administrative	$3,154	$3,609	$9,734	$11,431
Depreciation, amortization and impairment	$72,139	$76,986	$188,459	$191,370
Operating income (loss)	$(42,962)	$(1,487)	$(76,138)	$44,539

Fracturing jobs	126	210	412	631
Other jobs	173	287	629	831
Total jobs	299	497	1,041	1,462

Average revenue per fracturing job	$1,631.71	$1,978.49	$1,687.39	$1,958.74
Average revenue per other job	$17.58	$21.34	$19.14	$21.34
Average revenue per total job	$697.78	$848.30	$679.39	$857.52
Average costs per total job	$589.65	$689.13	$562.14	$688.34
Average margin per total job (2)	$108.13	$159.17	$117.25	$169.18
Margin as a percentage of revenues (2)	15.5%	18.8%	17.3%	19.7%
Capital expenditures	$19,826	$44,860	$90,028	$125,978

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Directional Drilling:
Revenues	$47,037	$51,556	$150,214	$152,877
Direct operating costs	$56,215	$44,740	$143,919	$126,114
Margin (3)	$(9,178)	$6,816	$6,295	$26,763
Selling, general and administrative	$2,805	$3,548	$7,998	$13,310
Depreciation, amortization and impairment	$20,518	$12,263	$41,755	$35,039
Operating loss	$(32,501)	$(8,995)	$(43,458)	$(21,586)

Margin as a percentage of revenues (3)	(19.5%)	13.2%	4.2%	17.5%
Capital expenditures	$5,559	$6,855	$11,121	$29,718

Other Operations:
Revenues	$25,743	$29,036	$83,363	$81,485
Direct operating costs	$31,759	$20,447	$71,144	$55,705
Margin (4)	$(6,016)	$8,589	$12,219	$25,780
Selling, general and administrative	$5,149	$2,905	$12,660	$9,819
Depreciation, depletion, amortization and impairment	$10,227	$10,545	$33,472	$29,688
Impairment of goodwill	$17,800	$—	$17,800	$—
Operating loss	$(39,192)	$(4,861)	$(51,713)	$(13,727)
Capital expenditures	$7,191	$6,817	$21,194	$23,524

Corporate:
Selling, general and administrative	$21,613	$21,126	$66,672	$62,141
Merger and integration expenses	$—	$—	$—	$2,738
Depreciation	$1,761	$1,879	$5,338	$5,997
Provision for bad debts	$—	$—	$3,594	$—
Other operating expenses (income), net	$(252)	$(771)	$83	$(10,321)
Capital expenditures	$700	$958	$2,804	$1,711

Total capital expenditures	$68,028	$162,785	$283,288	$480,568

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)

For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion, amortization and impairment, impairment of goodwill, and selling, general and administrative expenses.

	September 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2019	2018
Cash and cash equivalents	$164,829	$245,029
Current assets	$677,560	$950,197
Current liabilities	$438,858	$526,316
Working capital	$238,702	$423,881
Long-term debt	$969,909	$1,119,205

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(261,719)	$(75,042)	$(339,780)	$(120,172)
Income tax benefit	(64,513)	(16,517)	(81,245)	(24,617)
Net interest expense	19,046	11,559	42,540	34,068
Depreciation, depletion, amortization and impairment	400,764	281,652	823,862	703,928
Impairment of goodwill	17,800	—	17,800	—

Adjusted EBITDA	$111,378	$201,652	$463,177	$593,207

Total revenues	$598,452	$867,478	$1,978,388	$2,531,060
Adjusted EBITDA margin	18.6%	23.2%	23.4%	23.4%

Adjusted EBITDA by operating segment:
Contract drilling	$126,591	$137,275	$423,021	$381,776
Pressure pumping	29,177	75,499	112,321	235,909
Directional drilling	(11,983)	3,268	(1,703)	13,453
Other operations	(11,165)	5,684	(441)	15,961
Corporate	(21,242)	(20,074)	(70,021)	(53,892)

Consolidated Adjusted EBITDA	$111,378	$201,652	$463,177	$593,207

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2019	2019
Adjusted EBITDA	$111,378	$463,177

Reverse certain items:
Write-down of capacity reservation contract	—	12,673
Provision for bad debts	—	3,594
Directional drilling charges	16,977	16,977
Oilfield technology and manufacturing charges	14,581	14,581

Adjusted EBITDA, excluding certain charges (2)	$142,936	$511,002

(2)

We present Adjusted EBITDA, excluding certain charges, in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our Adjusted EBITDA performance information reported in previous periods. Adjusted EBITDA, excluding certain non-cash charges, should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Pro Forma Net Loss Per Share

(unaudited, dollars in thousands)

	Three Months Ended September 30, 2019
	As Reported		Pro Forma
	Total	Per Share	Total	Per Share (1)

Net loss as reported	$(261,719)	$(1.31)	$(261,719)	$(1.31)

Reverse certain items:
Impairment of property and equipment (2)			202,720
Income tax benefit			(40,139)
After tax amount			162,581	$0.82

Impairment of goodwill			17,800
Income tax benefit			(3,524)
After tax amount			14,276	$0.07

Directional drilling charges (3)			16,977
Income tax benefit			(3,361)
After tax amount			13,616	$0.07

Oilfield technology and manufacturing charges (4)			14,581
Income tax benefit			(2,887)
After tax amount			11,694	$0.06

Early repayment of debt charge (5)			8,247
Income tax benefit			(1,633)
After tax amount			6,614	$0.03

Total, after tax			208,781	$1.05

Net loss attributed to common shareholders	$(261,719)	$(1.31)	$(52,938)	$(0.27)

Weighted average number of common shares
outstanding, excluding non-vested shares
of restricted stock	199,343		199,343
Add dilutive effect of potential common shares	—		—
Weighted average number of diluted common
shares outstanding	199,343		199,343

Effective income tax rate	19.8%		19.8%

(1)

We present pro forma net loss per share in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our earnings per share information reported in previous periods. Pro Forma Net Loss per Share should not be construed as an alternative to U.S. GAAP earnings per share.

(2)

Impairment of property and equipment for the three months ended September 30, 2019 was included in “Depreciation, depletion, amortization and impairment” in the Condensed Consolidated Statements of Operations.

(3)	Directional drilling charges for the three months ended September 30, 2019 were included in “Direct operating costs” in the Condensed Consolidated Statements of Operations.

(4)

$12.4 million of inventory write-offs and $2.2 million of severance expense for the three months ended September 30, 2019 as a result of transitioning away from our engineering and manufacturing efforts in Calgary were included in “Direct operating costs” and “Selling, general and administrative” in the Condensed Consolidated Statements of Operations, respectively.

(5)	Early repayment of debt charge for the three months ended September 30, 2019 was included in “Interest expense, net of amount capitalized” in the Condensed Consolidated Statements of Operations.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2019	2019
	Third	Second
	Quarter	Quarter	Change
Contract drilling revenues	$317,035	$348,138	$(31,103)
Operating days - Total	13,081	14,385	(1,304)
Average rigs operating - Total	142	158	(16)
Average revenue per operating day - Total	$24.24	$24.20	$0.04
Early termination revenue	$6,291	$4,035	$2,256
Average early termination revenue per operating day - Total	$0.48	$0.28	$0.20
Direct operating costs - Total	$188,934	$201,792	$(12,858)
Average direct operating costs per operating day - Total	$14.44	$14.03	$0.41
Average margin per operating day - Total	$9.79	$10.17	$(0.38)

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin

(unaudited, dollars in thousands)

	2019	2019
	Third	Second
	Quarter	Quarter	Change

Pressure pumping revenues	$208,637	$251,008	$(42,371)
Direct operating costs	176,306	206,137	(29,831)
Margin	$32,331	$44,871	$(12,540)

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, in thousands)

	2019	2019
	Third	Second
	Quarter	Quarter	Change

Directional drilling revenues	$47,037	$50,218	$(3,181)
Direct operating costs	56,215	42,102	14,113
Margin	$(9,178)	$8,116	$(17,294)